EXHIBIT 99.1
NEWS RELEASE

Contact:	E. Nichol McCully
Chief Financial Officer
(630) 512-0592

TREEHOUSE FOODS ANNOUNCES UNSOLICITED “MINI-TENDER” OFFER BY
TRC CAPITAL TO PURCHASE UP TO 1 MILLION OF
TREEHOUSE FOODS’ COMMON SHARES
CHICAGO, July 26, 2005 — On July 18, 2005, TreeHouse Foods Inc. (NYSE:THS) received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to 1 million of TreeHouse Food’s common shares, which represents approximately 3.25% of the shares outstanding. TRC Capital’s unsolicited offer of $28.75 per share was 4.55% below the $30.12 per share closing price on TreeHouse’s common shares on July 12, 2005, the day before the offer commenced.
TreeHouse Foods does not in any way recommend or endorse TRC’s mini-tender offer and expresses no opinion as to whether TreeHouse Foods shareholders should tender their shares in the mini-tender offer. TreeHouse Foods is not associated with TRC, the offer or the offer documentation.
The TRC offer is subject to a number of conditions, including TRC obtaining financing. There is no assurance that the conditions to the offer will be satisfied. TreeHouse Foods shareholders are cautioned that TRC can extend the offer and delay payment beyond the currently scheduled expiration date of August 11, 2005, or amend the offer, including the price.
TreeHouse Foods shareholders are further cautioned that TRC has made numerous below-market mini-tender offers for the shares of other companies for its profit. Mini-tender offers are devised to seek less than 5 percent of a company’s stock, thereby avoiding many filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC).
The SEC has cautioned investors about mini-tender offers in an investor alert, stating that mini-tender offers “have been increasingly used to catch investors off guard,” and that investors “may end up selling their securities at below-market prices.” TreeHouse Foods urges shareholders to review additional information about the risks of mini-tender offers available on the SEC’s web site at: http://www.sec.gov/investor/pubs/minitend.htm.

Investors are advised to consult with their financial advisers and to exercise caution with respect to TRC Capital’s offer. TreeHouse Foods shareholders who have already tendered their shares are advised that, according to TRC’s offering documents, they may withdraw their shares by providing written notice to TRC in accordance with the offering documents prior to the expiration of the offer. According to the offering documents, TRC’s offer will expire at 12:01a.m. on August 11, 2005, unless the offer is extended by TRC.
TreeHouse Foods is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse Foods believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
Additional information, including TreeHouse Foods’ registration statement on Form 10, may be found at TreeHouse Foods’ website, www.treehousefoods.com.